FIRST AMENDMENT TO INDUSTRIAL LEASE AGREEMENT

          THIS AMENDMENT is made as of the Amendment Date (as hereinafter defined) by and between HAMILTON MILL BUSINESS CENTER, LLC, a Delaware limited liability company (“Landlord”), and GLOBAL EQUIPMENT COMPANY, INC., a New York corporation (“Tenant”).

RECITALS

           Landlord and Tenant have previously entered into that certain Industrial Lease Agreement dated December 8, 2005 (the “Lease”) for the lease of approximately 517,628 square feet of space, more commonly known as 2505 Mill Center Parkway, Suite 100, Buford, Georgia 30518 (the “Original Demised Premises”) located within Hamilton Mill Business Center, Gwinnett County, Georgia.

           Landlord and Tenant desire to amend the Lease upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

           1.      All capitalized terms used herein but undefined shall have the meaning as defined in the Lease.

           2.      Landlord and Tenant hereby confirm that the Lease Commencement Date occurred on February 24, 2006.

           3.      The Expiration Date, as defined in Section 1(h) of the Lease, is hereby extended to May 31, 2021. As used herein, “Term” is hereby defined as the period commencing on the Lease Commencement Date and terminating on the Expiration Date, as extended hereby.

           4.      Commencing on June 1, 2006 (the “Effective Date”), the Demised Premises shall be defined as that certain parcel of real property more particularly described in Exhibit “A” attached hereto and by this reference made a part hereof (the “Land”) together with and including the Building, inclusive of the Original Demised Premises and that certain additional 129,600 square foot space, as more particularly described on Exhibit “B” attached hereto and incorporated herein by reference (the “Expansion Space”), and the common areas, driveways, and parking areas associated therewith (collectively, the “Building Common Area”).

           5.      Notwithstanding anything contained in the Lease to the contrary, beginning on the Effective Date, the Annual Base Rent for the remainder of the Term as extended hereby shall be payable in Monthly Base Rent Installments pursuant to the terms of the Lease according to the following schedule:

Period 6/1/06 - 1/31/07 2/1/07- 5/31/07 6/1/07 - 5/31/11 6/1/11 - 5/31/16 6/1/16 - 5/31/21	Annual Base Rent N/A N/A $1,941,684.00 $2,168,213.76 $2,427,105.00	Monthly Base Rental Installments $0.00 $161,807.00 $161,807.00 $180,684.48 $202,258.75

           6.   Effective as of the Effective Date, Section 1(j) of the Lease shall be deleted in its entirety.

           7.   Effective as of the Effective Date, Section 6 of the Lease (Operating Expenses and Additional Rent) shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                "6.   Additional Rent. Any amounts required to be paid by Tenant under this Lease (in addition to Base Rent) hereunder and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease, including, without limitation, any expenses incurred for taxes, insurance, maintenance, repairs, replacements, owner's association dues and assessments, utilities and other charges assessed against or attributed to the Demised Premises which are the obligation of Tenant hereunder, shall be considered additional rent (herein, "Additional Rent") payable in the same manner and upon the same terms and conditions as Base Rent reserved hereunder except as expressly set forth herein to the contrary. Without limiting the foregoing, Tenant shall and does hereby agree to pay directly, or to reimburse Landlord upon demand for, as Landlord may direct, and Additional Rent shall include, any and all owner's association dues and assessments, utilities and charges assessed against or attributed to the Demised Premises pursuant to any applicable easements, covenants, restrictions, agreements, declaration of protective covenants or development standards, including, without limitation, the Protective Covenants, paid by Landlord with respect to or imposed or assessed upon or against the Demised Premises from time to time throughout that portion of the Term (and any extension thereof) commencing with the Lease Commencement Date. Any failure on the part of Tenant to pay such Additional Rent when due shall entitle Landlord to the remedies available to it for non-payment of Base Rent, including, without limitation, late charges and interest thereon at the Interest Rate pursuant to Section 32 of the Lease."

           8.   Effective as of the Effective Date, Section 8 of the Lease (Insurance) shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                "8.   Insurance.

                     (a)    Tenant covenants and agrees that from and after the Effective Date or any earlier date upon which Tenant enters or occupies the Expansion Space or any portion thereof, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

                           (i)    Liability insurance in the Commercial General Liability form (or reasonable equivalent thereto) covering the Demised Premises and Tenant's use thereof against claims for bodily injury or death, property damage and product liability occurring upon, in or about the Demised Premises, such insurance to be written on an occurrence basis (not a claims made basis), to be in combined single limits amounts not less than Three Million Dollars ($3,000,000.00) and to have general aggregate limits of not less than Ten Million Dollars ($10,000,000.00) for each policy year. The insurance coverage required under this Section 8(a)(i) shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in Section 11 and, if necessary, the policy shall contain a contractual endorsement to that effect.

                           (ii)    (A) insurance on the "All-Risk" or equivalent form on a Replacement Cost Basis against loss or damage to the Building and all other improvements now or hereafter located on the Land (including, without in any manner limiting the generality of the foregoing, flood insurance if the Demised Premises are located in a flood hazard area), having a deductible not greater than Fifty Thousand Dollars ($50,000.00); and in an amount sufficient to prevent Landlord or Tenant from becoming a co-insurer of any loss, but in any event in amounts not less than 100% of the actual replacement value of such Building and improvements other than foundations and footings. Landlord shall have the right to require from Tenant, not more often than once every twenty-four (24) months, reasonable evidence of the value of the Building.

                                (B)   insurance on the "All-Risk" or equivalent form against abatement or loss of rental by reason of the occurrences covered by the insurance described in clause (A) above and by reason of any service interruptions in an amount equal to Base Rent and all Additional Rent for at least twelve (12) months following the occurrence of such casualty;

                                (C)   boiler and machinery insurance covering losses to or from any steam boilers, pressure vessels or similar apparatus requiring inspection under applicable state or municipal laws or regulations which are located at the Demised Premises or on any other building systems for which such coverage is available, in amounts determined by Tenant to be appropriate or for such higher amounts as may at any time be reasonably required by Landlord and having a deductible of not more than Fifty Thousand Dollars ($50,000.00); coverage shall be on a broad form comprehensive basis including loss of income with a limit of at least an amount which is reasonably acceptable to Landlord; and

                                 (D)   worker's compensation insurance to the extent required by the laws of the state in which the Demised Premises are located and employer's liability insurance in the amount of at least $1,000,000.00.

                     (b) All policies of the insurance provided for in Section 8(a) shall be issued in form acceptable to Landlord by insurance companies with a rating of not less than "A" and financial size of not less than Class XII, in the most current available "Best's Insurance Reports", and licensed to do business in the state in which the Building is located. Tenant shall have the right to increase the deductible amounts under the policies of insurance required by Sections 8(a)(ii)(A) and (C) above, subject to the approval of Landlord, such approval not to be unreasonably withheld; provided, however, that Landlord shall be entitled to withhold such approval unless Tenant is able to demonstrate that the requested increase in any such deductible is commercially reasonable for improvements comparable to the Building. Each and every such policy:

                           (i)   (other than the coverage described in Section 8(a)(ii)(D)) shall name Landlord as well as Landlord's Lender, as defined in Section 24, and any other party reasonably designated by Landlord, as an additional insured. In addition, the coverage described in Section 8(a)(ii)(A), (B) and (C) shall also name Landlord as "loss payee";

                           (ii)   shall be delivered to Landlord, in the form of an insurance certificate acceptable to Landlord as evidence of such policy, prior to delivery of possession of the Demised Premises to Tenant and thereafter within thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

                           (iii)   shall contain a provision that the insurer waives any right of subrogation against Landlord on account of any loss or damage occasioned to Tenant, its property, the Demised Premises or its contents arising from any risk covered by all risks fire and extended coverage insurance of the type and amount required to be carried hereunder;

                           (iv)   shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

                           (v)   shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

                      (c)   Any insurance provided for in Section 8(a) may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds; provided, however, that:

                           (i)   Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;

                           (ii)   the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance;

                           (iii)   any such policy or policies shall specify therein the amount of the total insurance allocated to the Tenant's improvements and property; and

                           (iv)   the requirements set forth in this Section 8 are otherwise satisfied.

                     (d)   In the event that either party (the "Defaulting Party") shall fail to carry and maintain the insurance coverages set forth in this Section 8, the other party (the "Procuring Party") may upon thirty (30) days notice to the Defaulting Party (unless such coverages will lapse in which event no such notice shall be necessary) procure such policies of insurance and the Defaulting Party shall promptly reimburse the Procuring Party therefor.

                     (e)    Each party may, at any time, but not more than one (1) time in any twenty-four (24) month period, require a review of the insurance coverage and limits of liability set forth in Section 8 to determine whether the coverage and the limits are reasonable and adequate in the then existing circumstances. The review shall be undertaken on a date and at a time set forth in a party's notice requesting a review and shall be conducted at the Demised Premises. If the parties are, after a review, unable to agree on either the coverage or the limits, then the parties shall employ the Dispute Resolution Procedure (as defined in Paragraph 16 below) with insurance advisors having at least ten (10) years experience in insurance for commercial and industrial properties serving as Officials. In rendering the decision the Officials shall consider the requirements of Section 8, the cost of the insurance to be obtained, inflation, changes in condition, and the insurance then being carried by similar industrial use developments in the area of the Project."

           9.   Effective as of the Effective Date, Section 9 of the Lease (Utilities) shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                "9.   Utilities. Commencing on the Effective Date and continuing through the remainder of the Term, Tenant shall be responsible for maintaining the portion of the utility lines located between the Land boundary line and the Building and shall promptly pay as billed to Tenant all rents and charges for water and sewer services and all costs and charges for gas, steam, electricity, fuel, light, power, telephone, heat and any other utility or service used or consumed in or servicing the Demised Premises and all other costs and expenses involved in the care, management and use thereof to the extent charged by the applicable utility companies. If Tenant fails to pay any utility bills or charges, Landlord may, at its option and upon reasonable notice to Tenant, pay the same and in such event, the amount of such payment, together with interest thereon at the Interest Rate as defined in Section 32 from the date of such payment by Landlord, will be added to Tenant's next due payment, as Additional Rent."

           10.   Effective as of the Effective Date, Section 10 of the Lease (Maintenance and Repairs) shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                "10. Maintenance and Repairs.

                     (a)    General. From and after the Effective Date and throughout the Term, Tenant shall, at its own cost and expense, maintain the Demised Premises, exterior and interior, in good condition and repair, including, without limitation, repair and maintenance of the exterior walls of the Building and the interior of the Building, including but not limited to the electrical systems, heating, air conditioning and ventilation systems, plate glass, windows and doors, sprinkler and plumbing systems, excluding, however, the roof, foundation and structural frame of the Building, which shall be the responsibility of Landlord. In addition, Landlord shall be responsible for damage to the floor caused by a defect in the foundation or structural frame of the Building, specifically excluding, however, damage caused by Tenant's use of the floor or the Demised Premises. During the Term, Tenant shall maintain in full force and effect a service contract for the heating, ventilation and air conditioning systems with an entity reasonably acceptable to Landlord. Tenant shall deliver to Landlord (i) a copy of said service contract prior to the Lease Commencement Date, and (ii) thereafter, a copy of a renewal or substitute service contract within thirty (30) days prior to the expiration of the existing service contract. Tenant's obligations to repair and maintain the Demised Premises shall also include, without limitation, repair, maintenance and replacement of all plumbing and sewage facilities within and about the Demised Premises (including, specifically, but without limitation, the portion of water and sewer lines between the boundary of the Land and Building), fixtures, interior walls, floors, ceilings, windows, doors, storefronts, painting and caulking, plate glass, skylights, all electrical facilities and equipment including, without limitation, lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors, and all other appliances and equipment of every kind and nature located in, upon or about the Demised Premises including, without limitation, exterior lighting and fencing, and any sidewalks, parking areas and access ways (including, without limitation, curbs and striping) upon the Demised Premises and the landscaping and grounds surrounding the Building. All glass, both interior and exterior, is at the sole risk of Tenant; and any broken glass shall be promptly replaced at Tenant's expense by glass of like kind, size and quality. Unless the same is caused solely by the negligent action or inaction of Landlord, Landlord shall not be liable to Tenant or to any other person for any damage occasioned by failure in any utility system or by the bursting or leaking of any vessel or pipe in or about the Demised Premises, or for any damage occasioned by water coming into the Demised Premises or arising from the acts or neglects of occupants of adjacent property or the public.

                      (b)   Landscaping. Tenant shall also be responsible for maintaining a landscape service contract for the Demised Premises during the Term. For the first Lease Year, Tenant shall maintain a landscape service contract with the original landscape company which installed the landscaping at the Demised Premises."

           11.   Effective as of the Effective Date, Section 15 of the Lease (Governmental Regulations) shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                "15.   Governmental Regulations. Tenant shall promptly comply throughout the Term of this Lease, at Tenant's sole cost and expense, with all present and future laws, ordinances and regulations of all applicable governing authorities relating to all or any part of the Demised Premises, foreseen or unforeseen, ordinary as well as extraordinary, or to the use or manner of use of the Demised Premises or to the sidewalks, parking areas, curbs and access ways adjoining the Demised Premises. In the event that such law, ordinance or regulation requires a renovation, improvement or replacement to the Demised Premises, then Tenant shall be required to make such renovation, improvement or replacement at Tenant's sole cost and expense. Tenant shall also observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the Demised Premises."

           12. Effective as of the Effective Date, Section 19 of the Lease (Services by Landlord) shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                "19.   Services by Landlord. From and after the Effective Date, Landlord shall be responsible for providing no services to the Demised Premises whatsoever, except for the services for which Landlord is specifically obligated pursuant to Section 10(a)."

           13.   Effective as of the Effective Date, Section 20 of the Lease (Fire and Other Casualty) shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                "20.   Fire and Other Casualty.

                      (a)   If the Building or other improvements on the Land shall be damaged or destroyed by fire or other casualty, Tenant, at Tenant's sole cost and expense, shall promptly and diligently proceed to adjust the loss with the insurance companies (subject to the approval of the Lender (if applicable) and of Landlord) and arrange for the disbursement of insurance proceeds, and repair, rebuild or replace such Building and other improvements, so as to restore the Demised Premises to the condition in which they were immediately prior to such damage or destruction. The net proceeds of any insurance recovered by reason of such damage or destruction in excess of the cost of adjusting the insurance claim and collecting the insurance proceeds (such excess being referred to herein as the "Net Insurance Proceeds") shall be held by the Lender (provided that such Lender is a bank, savings association, insurance company or other similar institutional lender; herein called "Institutional Lender"), or, if no Lender then holds a Mortgage on the Demised Premises, by any national or state chartered bank which is reasonably acceptable to Landlord and Tenant; and the Net Insurance Proceeds shall be released for the purpose of paying the fair and reasonable cost of restoring such Building and other improvements. Such Net Insurance Proceeds shall be released to Tenant, or to Tenant's contractors, from time to time as the work progresses, pursuant to such requirements and limitations as may be reasonably acceptable to Landlord and Lender (if the Lender so requires), including, without limitation, lien waivers from each of the contractors, subcontractors, materialmen and suppliers performing the work. If the Net Insurance Proceeds (less any applicable deductible) are insufficient to restore the Demised Premises, Tenant shall be obligated to pay such deficiency and the amount of any such deductible. Notwithstanding the foregoing, if the Net Insurance Proceeds are less than Twenty-Five Thousand Dollars ($25,000.00), such Net Insurance Proceeds may be held by Tenant and used by Tenant to pay the fair and reasonable cost of restoring such Demised Premises and other improvements. If the Net Insurance Proceeds exceed the full cost of the repair, rebuilding or replacement of the damaged Building or other improvements, then the amount of such excess Net Insurance Proceeds shall be paid to Tenant upon the completion of such repair, rebuilding or replacement. Landlord agrees not unreasonably to withhold, condition or delay any approvals required to be obtained by Tenant from Landlord pursuant to the provisions of this Section 20(a).

                      (b)   Whenever Tenant shall be required to carry out any work or repair and restoration pursuant to this Section 20, Tenant, prior to the commencement of such work, shall deliver to Landlord for Landlord's prior approval (which shall not be unreasonably withheld, conditioned or delayed) a full set of the plans and specifications therefor, together with a copy of all approvals and permits which shall be required from any governmental authority having jurisdiction. After completion of any major repair or restoration, Tenant shall, as soon as reasonably possible, obtain and deliver to Landlord a Certificate of Substantial Completion from the inspecting architect and a permanent Certificate of Occupancy (or amended Certificate of Occupancy), if required by applicable laws, issued by the appropriate authority with respect to the use of the Demised Premises, as thus repaired and restored. Any such work or repair and restoration, in all cases, shall be carried out by Tenant in a good and workmanlike manner with materials at least equal in quality to the original materials used therefor prior to the damage or destruction. If, after a default by Tenant, Landlord shall carry out any such work or repair and restoration pursuant to the provisions of this Section 20, then Landlord shall be entitled to withdraw monies held for application to the costs of such work from time to time as such costs are incurred."

           14.   Effective as of the Effective Date, Section 21 of the Lease (Condemnation) shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                "21.   Condemnation.

                      (a)   If all of the Demised Premises is taken or condemned for a public or quasi-public use, this Lease shall terminate as of the earlier of the date title to the condemned real estate vests in the condemnor and the date on which Tenant is deprived of possession of all of the Demised Premises. In such event, the Base Rent herein reserved and all Additional Rent and other sums payable hereunder shall be apportioned and paid in full by Tenant to Landlord to that date, all Base Rent, Additional Rent and other sums payable hereunder prepaid for periods beyond that date shall forthwith be repaid by Landlord to Tenant, and neither party shall thereafter have any liability hereunder, except that any obligation or liability of either party, actual or contingent, under this Lease which has accrued on or prior to such termination date shall survive.

                      (b)   In the event of a taking of "Substantially All of the Demised Premises" (as herein defined), Tenant may, at its option, upon thirty (30) days' written notice to Landlord, which shall be given no later than sixty (60) days following the taking, have the right to terminate this Lease. All Base Rent and other sums payable by Tenant hereunder shall be apportioned and paid through and including the date of taking, and neither Landlord nor Tenant shall have any rights in any compensation or damages payable to the other in connection with such condemnation. For purposes of this provision, "Substantially All of the Demised Premises" shall mean (i) so much of the Demised Premises as, when taken, leaves the untaken portion unsuitable, in the reasonable opinion of Tenant and Landlord, for the continued feasible and economic operation of the Demised Premises by Tenant for the same purposes as immediately prior to such taking or as contemplated herein, (ii) so many of the parking spaces on the Land as reduces the parking ratio below that which is required by the zoning ordinance applicable to the Project, and Landlord's failure to provide substantially similar alternative parking reasonably acceptable to Tenant within sixty (60) days after such taking, or (iii) so much of the Demised Premises that access to the Demised Premises is materially impeded, as reasonably determined by Landlord and Tenant.

                      (c)   If only part of the Demised Premises is taken or condemned for a public or quasi-public use and this Lease does not terminate pursuant to Section 21(b) above, Tenant, to the extent of Net Condemnation Proceeds (as hereinafter defined) actually received by it, shall restore, using all reasonable speed and diligence, the Demised Premises to a condition and to a size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the taking and Landlord, to the extent of the award it receives in excess of the costs of collecting the award and value of the Land taken (herein, the "Net Condemnation Proceeds"), shall release the Net Condemnation Proceeds to Tenant for that purpose and Tenant shall have the right to participate in any proceeding relating to the awarding of restoration damages. There shall be an equitable abatement of the Base Rent and Additional Rent based on the actual loss of use of the Demised Premises suffered by Tenant from the taking. Determination of such loss of use of the Demised Premises after a partial taking shall be mutually agreed to by the parties within sixty (60) days from the date of the taking and if the parties can not so agree, then such loss of use shall be determined in accordance with the Dispute Resolution Procedure (as defined in Paragraph 16 below), with real estate appraisers having at lease ten (10) years experience appraising commercial real estate, including build-to-suit leases, serving as Officials. Pending such determination, Tenant shall continue to pay the Base Rent and Additional Rent as herein originally specified, and upon such determination, if Tenant is entitled to a refund because of an overpayment of Base Rent or Additional Rent, Landlord shall make the same promptly, or in lieu thereof credit the amount thereof to future installments of Base Rent or Additional Rent as they become due.

                      (d)   Landlord shall be entitled to receive the entire award in any proceeding with respect to any taking provided for in this Section 21, without deduction therefrom for any estate vested in Tenant by this Lease, and Tenant shall receive no part of such award. Nothing herein contained shall be deemed to prohibit Tenant from making a separate claim, against the condemnor, to the extent permitted by law, for the value of the unamortized tenant improvements (installed in accordance with Section 18 at Tenant's expense), Tenant's moveable trade fixtures, machinery and moving expenses, provided that, in any case, the making of such claim shall not and does not adversely affect or diminish Landlord's award."

           15.   Taxes and Other Impositions.

                (a)   Commencing on the Effective Date and continuing through the remainder of the Term, Tenant shall be solely obligated for the costs of all real estate taxes and other impositions for the Demised Premises, including the Building and the Land, and Tenant agrees to pay all installments of such imposition which accrue during the Term. If any real estate taxes or other impositions for the Demised Premises are payable in arrears, Tenant agrees to pay to Landlord Tenant's share of such taxes attributable to the last year of the Term within thirty (30) days after Tenant receives from Landlord evidence of the actual amount due for such last year. This provision shall expressly survive the expiration or termination of the Lease in order to settle up Tenant's pro rata share of such taxes for the final Lease Year of the Term.

                (b)   Real estate taxes and other impositions shall mean all ad valorem taxes, water and sanitary taxes, assessments, liens, licenses and permit fees or any other taxes imposed, assessed or levied against the Land and the Demised Premises, and all other charges, impositions or burdens of whatever kind and nature, whether or not particularized by name, and whether general or special, ordinary or extraordinary, foreseen or unforeseen, which at any time during the Term may be created, assessed, confirmed, adjudged, imposed or charged upon or with respect to the Demised Premises, the Land, or any improvements made thereto, or on any part of the foregoing or any appurtenances thereto, or directly upon this Lease or the rent payable hereunder or amounts payable by any subtenants or other occupants of the Demised Premises, or upon this transaction or any documents to which Tenant is a party or successor-in-interest, or against Landlord because of Landlord's estate or interest herein, by any governmental authority, or under any law, including among others, all rental, sales, use, inventory or other similar taxes and any special tax bills and general, special or other assessments and liens or charges made on local or general improvements or any governmental or public power or authority whatsoever.

                (c)   Notwithstanding the foregoing, if any imposition shall be created, levied, assessed, adjudged, imposed, charged or become a lien with respect to a period of time which ends after the expiration date of the Term (other than an expiration date of the Term by reason of breach of any of the terms hereof by Tenant), then Tenant shall only be required to pay that portion of such imposition which is equal to the proportion of said period which falls within the Term. If Tenant is permitted to pay (by the assessing and collecting authorities) and elects to pay any imposition in installments, Tenant shall nevertheless pay any and all installments thereof which are due prior to the expiration of the Term or sooner termination of the Term. Nothing contained in this Lease shall require Tenant to pay any income or excess profits or taxes assessed against Landlord, or any corporation, capital stock and franchise taxes imposed upon Landlord. Landlord agrees to deliver to Tenant copies of all such notices of real estate taxes and impositions which Landlord receives.

                (d)   Landlord shall forward tax bills related to the Demised Premises to Tenant promptly after Landlord's receipt thereof. Tenant shall furnish Landlord evidence of the payment of all real estate taxes and impositions related to the Demised Premises at least ten (10) days before the last day upon which they may be paid without any fine, penalty, interest or additional cost. If Tenant fails to pay the real estate taxes and impositions related to the Demised Premises when due and Landlord elects to pay the real estate taxes and impositions related to the Demised Premises, Tenant agrees to pay Landlord such real estate taxes and impositions attributable to the Demised Premises so paid by Landlord, within thirty (30) days after receipt of written notice from Landlord."

           16.   Dispute Resolution Procedure. In the event that a dispute arises between Landlord and Tenant under the Lease, and the Lease specifically provides that the dispute resolution procedure outlined in this Paragraph 16 (herein referred to as the "Dispute Resolution Procedure") shall be utilized, the parties shall proceed as follows:

                (i)   The party electing to proceed under the procedures outlined herein (the "Electing Party") shall give written notice of such election to the other party (the "Other Party"), and shall designate in writing the Electing Party's selection of an individual with the qualifications outlined in the section of the Lease giving rise to this remedy (the "Official") who shall act on the Electing Party's behalf in determining the disputed fact.

                (ii)   Within twenty (20) days after the Other Party's receipt of the Electing Party's selection of an Official, the Other Party, by written notice to the Electing Party, shall designate an Official who shall act on the Other Party's behalf in determining the disputed fact.

                (iii)   Within twenty (20) days of the selection of the Other Party's Official, the two (2) Officials shall render a joint written determination of the disputed fact. If the two (2) Officials are unable to agree upon a joint written determination within such twenty (20) day period, each Official shall render his or her own written determination and the two Officials shall select a third Official within such twenty (20) day period. In the event the two Officials are unable to select a third Official within such twenty (20) day period, then either party may apply to a court of original jurisdiction in Gwinnett County, Georgia for appointment by such court of such third Official.

                (iv)   Within twenty (20) days after the appointment of the third Official, the third Official shall select one of the determinations of the two (2) Officials originally selected, without modification or qualification.

                (v)   If either Landlord or Tenant fails or refuses to select an Official, the Official selected shall alone determine the disputed fact. Landlord and Tenant agree that they shall be bound by the determination of disputed fact pursuant to this subsection. Landlord shall bear the fee and expenses of its Official, Tenant shall bear the fee and expenses of its Official, and Landlord and Tenant shall share equally the fee and expense of the third Official, if any.

           17.   Tenant is in possession of, and has accepted, the Original Demised Premises, and acknowledges that all the work to be performed by the Landlord in the Original Demised Premises as required by the terms of this Lease, if any, has been satisfactorily completed. Tenant further certifies that all conditions of the Lease required of Landlord as of this date have been fulfilled and there are no defenses or setoffs against the enforcement of the Lease by Landlord.

           18.   Tenant hereby accepts the Expansion Space in its "as-is" condition and acknowledges and agrees that Landlord shall have no obligation to make any improvements in or to the Expansion Space. Notwithstanding the foregoing, Landlord hereby warrants to Tenant, which warranty shall survive for the one (1) year period following the Effective Date, that (i) the materials and equipment furnished by Landlord's contractors in the completion of the portion of the shell building containing the Expansion Space and the improvements located within the Expansion Space as of the Amendment Date are of good quality and new, and (ii) such materials and equipment and the work of such contractors shall be free from defects not inherent in the quality required or permitted under the Lease; provided, however, that the foregoing warranty shall exclude damages or defects caused by Tenant or Tenant's Affiliates, improper or insufficient maintenance, improper operation, and normal wear and tear under normal usage. Tenant further acknowledges and agrees that Tenant, at its sole cost and expense, shall be responsible for constructing all interior improvements within the Expansion Space (the "Expansion Improvements") and obtaining a certificate of occupancy or its equivalent for the Expansion Space issued by the appropriate governmental authority. Tenant shall, at its sole cost and expense, prepare and submit to Landlord for Landlord's written approval, which approval shall not be unreasonably withheld or conditioned, a complete set of plans and specifications covering all work to be performed by Tenant in constructing the Expansion Improvements (collectively, the "Expansion Plans"). The Expansion Plans shall be in such detail as Landlord may reasonably require and shall be in compliance with all applicable statutes, ordinances and regulations; provided, however, that Landlord's approval of the Expansion Plans shall not be deemed to be a warranty or representation that the Expansion Plans comply with all applicable statutes, ordinances and regulations. Landlord shall review the Expansion Plans and indicate requested changes, if any, by written notice to Tenant, within fifteen (15) days after receipt of the Expansion Plans by Landlord. If Landlord fails to indicate such requested changes to the Plans and Specifications by such date, the Expansion Plans shall be deemed approved. Thereafter, any changes to the Expansion Plans shall be subject to Landlord's written approval. The Expansion Improvements shall be constructed in accordance with the approved Expansion Plans by Tenant during the Term, as extended hereby, shall be constructed in accordance with the terms of the Lease, including, without limitation, Section 18 thereof, and shall be of a type and quality consistent with the type and quality of improvements constructed in the warehouse portion of the Original Demised Premises. Upon the completion of the construction of the Expansion Improvements, Tenant shall promptly provide Landlord with a complete set of the final "as-built" plans for the Expansion Improvements together with a copy of the certificate of occupancy (or its equivalent) for the Expansion Space. Notwithstanding anything herein to the contrary, within thirty (30) days after the Amendment Date, Landlord shall pay to Tenant the amount of $428,000.00 to be applied by Tenant toward the cost of the Expansion Improvements.

           19.   Special Stipulations 2 (Right of First Refusal to Lease), 3 (Option to Extend Term), 7 (Landlord's Insurance), 9 (Operating Expenses - Cap on Controllable Expenses), 11 (Option to Purchase) and 12 (Substantial Completion) set forth on Exhibit C to the Lease are hereby deleted in their entirety and shall be of no further force or effect.u

           20.   Option to Extend Term.

                (a)   Landlord hereby grants to Tenant one (1) option to extend the Term for a period of five (5) years, such option to be exercised by Tenant giving written notice of its exercise to Landlord in the manner provided in this Lease at least one hundred eighty (180) days prior to (but not more than two hundred ten (210) days prior to) the expiration of the Term, as extended hereby. No extension option may be exercised by Tenant if an Event of Default has occurred and is then continuing or any facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute an Event of Default either at the time of exercise of the option or at the time the applicable Term would otherwise have expired if the applicable option had not been exercised.

                (b)   If Tenant exercises its option to extend the Term, Landlord shall, within thirty (30) days after the receipt of Tenant's notice of exercise, notify Tenant in writing of Landlord's reasonable determination of the Base Rent for the Demised Premises for the five (5) year option period, which amount shall not be less than the Base Rental rate to be in effect immediately prior to the commencement of such option period, taking into account all relevant factors for space of this type in the Buford, Georgia area. Tenant shall have thirty (30) days from its receipt of Landlord's notice to notify Landlord in writing that Tenant does not agree with Landlord's determination of the Base Rent and therefore that Tenant elects to retract its option to extend the Term, in which case the Term, as extended by this Amendment, shall expire on its scheduled expiration date and Tenant's option to extend the Term shall be void and of no further force and effect. If Tenant does not notify Landlord of such retraction within thirty (30) days of its receipt of Landlord's notice, Base Rent for the Demised Premises for the extended term shall be the Base Rent set forth in Landlord's notice to Tenant.

                (c)   Except for the Base Rent, which shall be determined as set forth in subparagraph (b) above, leasing of the Demised Premises by Tenant for the extended term shall be subject to all of the same terms and conditions set forth in the Lease, including Tenant's obligation to pay Tenant's share of Operating Expenses as provided in the Lease; provided, however, that any improvement allowances, rent abatements or other concessions applicable to the Demised Premises during the initial Term shall not be applicable during any such extended term, nor shall Tenant have any additional extension options unless expressly provided for in the Lease. Landlord and Tenant shall enter into an amendment to this Lease to evidence Tenant's exercise of its renewal option. If this Lease is guaranteed, it shall be a condition of Landlord's granting the renewal that Tenant deliver to Landlord a reaffirmation of the guaranty in which the guarantor acknowledges Tenant's exercise of its renewal option and reaffirms that the guaranty is in full force and effect and applies to said renewal.

           21.   Except for Cushman & Wakefield of Georgia, whose commission shall be paid by Landlord, Landlord and Tenant each represents and warrants to the other that neither party has engaged or had any conversations or negotiations with any broker, finder or other third party concerning the matters set forth in this Amendment who would be entitled to any commission or fee based on the execution of this Amendment. Landlord and Tenant each hereby indemnifies the other against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of the Lease for any reason.

           22.   Except as expressly provided herein, no free rent, moving allowances, tenant improvement allowances or other such financial concessions contained in the Lease shall apply to the Term as extended hereby. Tenant accepts the Demised Premises in their "as-is" condition.

           23.   Tenant represents to Landlord that, as of the date hereof, Landlord is not in default of the Lease.

           24.   For purposes of this Amendment, the term "Amendment Date" shall mean the date upon which this Amendment is signed by Landlord or Tenant, whichever is later.

           25.   Except as amended hereby, the Lease shall be and remain in full force and effect and unchanged. As amended hereby, the Lease is hereby ratified and confirmed by Landlord and Tenant. To the extent the terms hereof are inconsistent with the terms of the Lease, the terms hereof shall control.

           26.   The submission of this Amendment to Tenant for examination or consideration does not constitute an offer to amend the Lease, and this Amendment shall become effective only upon the execution and delivery thereof by Landlord and Tenant. Execution and delivery of this Amendment by Tenant to Landlord constitutes an offer to amend the Lease on the terms contained herein. The offer by Tenant will be irrevocable until 6:00 p.m. Eastern time for fifteen (15) days after the date of execution of this Amendment by Tenant and delivery to Landlord.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and sealed as of the Amendment Date.

Date: June 12, 2006	LANDLORD:

HAMILTON MILL BUSINESS CENTER, LLC,
a Delaware limited liability company

By:  Industrial Developments International (Georgia), L.P.,
          a Georgia limited partnership, its sole member

     By:     IDI (Georgia), Inc., a Georgia corporation,
                its sole general partner

                  By:
                      Name:
                      Title:

                 Attest:
                            Name:
Title:

[CORPORATE SEAL]

Date: 6/6/06	TENANT: GLOBAL EQUIPMENT COMPANY, INC., a New York corporation By: Name: Title: Attest: Name: Title:

[CORPORATE SEAL]

CONSENT OF GUARANTOR

The capitalized terms of this Consent shall have the meaning as defined in the Amendment to which this Consent is attached (the “Amendment”), unless otherwise defined. The undersigned, being the Guarantor of the Lease under that certain Guaranty dated December 8, 2005 from Guarantor to Hamilton Mill Business Center, LLC, hereby consents to the Amendment, and acknowledges and reaffirms that the Guaranty is in full force and effect as it relates to the Lease, as amended by the Amendment.

Date:	GUARANTOR: SYSTEMAX INC., a Delaware corporation By: Name: Title: Attest: Name: Title:

[CORPORATE SEAL]

EXHIBIT “A”

LAND DESCRIPTION
LOT M, PHASE SIX, HAMILTON MILL BUSINESS CENTER

ALL that tract or parcel of land, lying and being in Land Lots 262 and 267 of the 7th Land District, in the City of Buford, Gwinnett County, Georgia, containing 40.90 acres of land, more or less, and being more particularly described as follows:

BEGINNING at a point at the intersection of the northeasterly margin of the 110-foot right-of-way of Hamilton Mill Road and the southeasterly terminus of the right-of-way of Mill Center Parkway; thence departing the northeasterly margin of the 110-foot right-of-way of Hamilton Mill Road and along the southeasterly margin of the right-of-way of Mill Center Parkway the following courses and distances: North 38 degrees 13 minutes 02 seconds West, 49.45 feet to a point; North 49 degrees 53 minutes 04 seconds West, 198.25 feet to a point; 72.71 feet along the arc of a curve to the right having a radius of 46.95 feet, chord bearing of North 06 degrees 39 minutes 30 seconds West and chord distance of 65.66 feet to a point; 50.17 feet along the arc of a curve to the left having a radius of 390.00 feet, chord bearing of North 33 degrees 30 minutes 49 seconds East and chord distance of 50.13 feet to a point; 21.39 feet along the arc of a curve to the right having a radius of 310.00 feet, chord bearing of North 31 degrees 48 minutes 18 seconds East and chord distance of 21.38 feet to a point; North 33 degrees 46 minutes 54 seconds East, 78.76 feet to a point; 53.12 feet along the arc of a curve to the left having a radius of 564.00 feet, chord bearing of North 31 degrees 05 minutes 00 seconds East and chord distance of 53.10 feet to a point; 53.12 feet along the arc of a curve to the right having a radius of 564.00 feet, chord bearing of North 31 degrees 05 minutes 00 seconds East and chord distance of 53.10 feet to a point; North 33 degrees 46 minutes 54 seconds East, 744.59 feet to a point; 30.95 feet along the arc of a curve to the left having a radius of 305.00 feet, chord bearing of North 30 degrees 52 minutes 28 seconds East and chord distance of 30.94 feet to a point; 24.81 feet along the arc of a curve to the left having a radius of 305.00 feet, chord bearing of North 25 degrees 38 minutes 13 seconds East and chord distance of 24.81 feet to a point; 17.50 feet along the arc of a curve to the left having a radius of 605.00 feet, chord bearing of North 22 degrees 28 minutes 40 seconds East, and chord distance of 17.50 feet to a point; 3.80 feet along the arc of a curve to the right having a radius of 605.00 feet, chord bearing of North 21 degrees 28 minutes 08 seconds East, and chord distance of 3.80 feet to a point; North 21 degrees 17 minutes 20 seconds East, 70.25 feet to a point; 39.80 feet along the arc of a curve to the right having a radius of 338.00 feet, chord bearing of North 17 degrees 54 minutes 55 seconds East, and chord distance of 39.78 feet to a point; 59.50 feet along the arc of a curve to the right having a radius of 352.00 feet, chord bearing of North 19 degrees 23 minutes 03 seconds East, and chord distance of 59.43 feet to a point; 2.32 feet along the arc of a curve to the right having a radius of 520.00 feet, chord bearing of North 24 degrees 21 minutes 18 seconds East, and chord distance of 2.32 feet to the TRUE POINT OF BEGINNING; thence continuing along the southeasterly margin of the right-of-way of Mill Center Parkway the following courses and distances: 84.40 feet along the arc of a curve to the right having a radius of 520.00 feet, chord bearing of North 29 degrees 07 minutes 58 seconds East, and chord distance of 84.31 feet to a point; North 33 degrees 46 minutes 58 seconds East, 1223.77 feet to a point; 53.12 feet along the arc of a curve to the right having a radius of 564.00 feet , chord bearing of North 36 degrees 28 minutes 52 seconds East and chord distance of 53.10 feet to a point; 53.12 feet along the arc of a curve to the left having a radius of 564.00 feet, chord bearing of North 36 degrees 28 minutes 52 seconds East and chord distance of 53.10 feet to a point; North 33 degrees 46 minutes 58 seconds East, 90.00 feet to a point; 53.12 feet along the arc of a curve to the left having a radius of 564.00 feet, chord bearing of North 31 degrees 05 minutes 04 seconds East and chord distance of 53.10 feet to a point; 53.12 feet along the arc of a curve to the right having a radius of 564.00 feet, chord bearing of North 31 degrees 05 minutes 04 seconds East and chord distance of 53.10 feet to a point; North 33 degrees 46 minutes 58 seconds East, 300.73 feet to a point; 64.74 feet along the arc of a curve to the right having a radius of 520.00 feet, chord bearing of North 37 degrees 21 minutes 20 seconds East and chord distance of 64.70 feet to a point; 10.93 feet along the arc of a curve to the right having a radius of 25.00 feet , chord bearing of North 79 degrees 17 minutes 50 seconds East and chord distance of 10.84 feet to a point; 102.87 feet along the arc of a curve to the left having a radius of 60.00 feet, chord bearing of North 42 degrees 42 minutes 05 seconds East and chord distance of 90.72 feet to a point; thence departing said right-of-way 140.67 feet along the arc of a curve to the right having a radius of 520.00 feet, chord bearing of North 59 degrees 40 minutes 03 seconds East and chord distance of 140.25 feet to a point; North 67 degrees 25 minutes 04 seconds East, 91.36 feet to a point; 222.78 feet along the arc of a curve to the left having a radius of 600.00 feet, chord bearing of North 56 degrees 46 minutes 51 seconds East and chord distance of 221.50 feet to a point; South 29 degrees 23 minutes 13 seconds East, 1.15 feet to a point; South 29 degrees 23 minutes 13 seconds East, 505.01 feet to a point; South 30 degrees 33 minutes 23 seconds East, 115.66 feet to a point; South 33 degrees 46 minutes 58 seconds West, 2026.32 feet to a point; South 78 degrees 46 minutes 55 seconds West, 236.84 feet to a point; North 56 degrees 48 minutes 49 seconds West, 605.85 feet to the TRUE POINT OF BEGINNING.

EXHIBIT “B”

[EXPANSION SPACE]